UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 26, 2008

AMAG PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-14732	04-2742593
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 CambridgePark Drive, Cambridge, Massachusetts	02140
(Address of principal executive offices)	(Zip Code)

(617) 498-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On February 26, 2008, the Board of Directors, or the Board, of AMAG Pharmaceuticals, Inc., or the Company, appointed Joseph V. Bonventre M.D., Ph.D. to serve as a member of the Board to fill the existing vacancy in the Board of Directors.

Dr. Bonventre has been the Director of the Renal Division of the Brigham and Women’s Hospital since 2002, and Dr. Bonventre has been the Robert H. Ebert Professor of Medicine at Harvard Medical School and Professor of Health Sciences and Technology at the Massachusetts Institute of Technology for the past ten years, respectively. He also has been elected to the American Society of Clinical Investigation, the Association of American Physicians and the American Institute for Medical and Biological Engineering, and is a member of the Council of the American Society of Nephrology.  Dr. Bonventre became the chair of the Kidney Group of the Harvard Stem Cell Initiative in 2006 and the co-chair of the Stem Cell, Regenerative Medicine and Tissue Engineering Center of the Brigham and Women’s Hospital Research Institute in 2005 and co-chair of the Technology in Medicine initiative at the Brigham and Women’s Hospital in 2007.

Dr. Bonventre has also been a charter member of the Board of Directors of the National Space Biology Research Institute and the Board of Advisors of the Dean of the School of Engineering at Cornell University for the past ten and five years, respectively.  He also cofounded Patientkeeper Inc. during the 1990s and Pacific Biosciences Inc. in 2004, and has been a member of the Scientific Advisory Board of a number biotechnology companies.

As of the date of this report, the Board has not determined which, if any, committee or committees of the Board Dr. Bonventre will join.

In connection with his appointment as a non-employee director, Dr. Bonventre was granted an option to purchase 9,000 shares of the Company’s common stock at an exercise price of $47.08, the fair market value of a share of the Company’s common stock on the date of grant.  These options will vest in four equal annual installments beginning on the first anniversary of the date of grant and have a ten-year term.  The grant made to Dr. Bonventre described above is in lieu of the grant that would have otherwise been made under the terms of the existing non-employee director compensation policy, which has been previously filed by the Company.  Dr. Bonventre will be entitled to all other applicable compensation described in such non-employee director compensation policy.  The Company will also enter into an indemnification agreement with Dr. Bonventre, in substantially the same form entered into with the other members of the Board of Directors.

Compensation of Chief Executive Officer

On February 26, 2008, the Board, based on the recommendation of the Compensation Committee, approved the following items with respect to the compensation of the company’s Chief Executive Officer, Dr. Brian G. Pereira:

1. The Board granted Dr. Pereira an option to purchase 100,000 shares of common stock pursuant to the Company’s 2007 Equity Incentive Plan at an exercise price of $47.08, which was the fair market value of a share of the Company’s common stock on the date of grant.  The option will begin to vest if, and only if, Dr. Pereira achieves a performance target established by the Board with respect to the Company’s sale of ferumoxytol during the first quarter of 2009.  One-third of the foregoing options will vest upon each of the three anniversaries of the date the performance target is achieved.  If the performance target is never achieved, then none of the options will ever vest.

2.  Pursuant to Dr. Pereira’s previously disclosed annual bonus opportunity, the Board awarded Dr. Pereira a cash bonus of $296,313 with respect to the year ended December 31, 2007 and the three months ended December 31, 2006 (due to the change in the Company’s fiscal year end during 2007).

3.  Pursuant to Dr. Pereira’s previously disclosed one-time cash bonus opportunity, the Board awarded Dr. Pereira a special one-time cash bonus of $100,000 based upon its determination that Dr. Pereira had achieved the specific performance target upon which the foregoing bonus opportunity was based during the fiscal year ended December 31, 2007.

4.  Effective March 1, 2008, the Board increased Dr. Pereira’s base salary to $505,600 from his previous base salary of $431,000.  The Board and Dr. Pereira also agreed that the Company will no longer pay the premiums on an existing life insurance policy for the benefit of Dr. Pereira and his family.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

                The Company hereby files the following exhibit:

99.1         Press Release dated February 27, 2008.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMAG PHARMACEUTICALS, INC.

By:	/s/ Joseph L. Farmer
Joseph L. Farmer
General Counsel and Vice
President of Legal Affairs

Date: February 28, 2008

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated February 27, 2008.